Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information Contact:
Cathie S. Whiteside
EVP, Corporate Strategy and Branding
QCR Holdings, Inc.
309-743-7754

QCR Holdings, Inc. and Quad City Bank & Trust Announce the Retirement of Michael A. Bauer

Doug Hultquist, President and CEO of QCR Holdings, Inc. today announced the retirement of Michael A. Bauer, co-founder of QCR Holdings, Inc. and Quad City Bank & Trust, effective May 6, 2009.  First announced in 2006, Mike has been transitioning his duties by becoming Vice-Chairman of  QCR Holdings, Inc. and Quad City Bank & Trust, and appointing  John Anderson to serve as President of Quad City Bank & Trust in May 2007.

“It is with deep gratitude that we announce that Mike will be retiring as an Officer and Board Member of QCR Holdings, Inc.  Mike will remain a consultant and a Board Member at Quad City Bank & Trust, and our Rockford subsidiary, Rockford Bank & Trust,” stated Doug Hultquist.  “Mike and I have a long history together.  We contemplated this Company nearly sixteen years ago when Mike was the President of Norwest Bank in Davenport and I was a partner in a public accounting firm.  We shared many mutual clients and we also shared a passion for serving clients. It was our dream to assemble the best group of employees in the industry, and create a team that values client relationships and that would help us deliver financial services in a personalized and professional manner. ”

A native of Davenport, Iowa and a graduate of the University of Idaho, Bauer began his banking career with Davenport Bank & Trust/Norwest Bank in 1971, where he held numerous positions, eventually serving as President and COO until 1993.  In 1993, Mike and Doug Hultquist officially partnered and formed the Company that would become QCR Holdings, Inc.  The Company’s first bank charter, Quad City Bank & Trust, opened in January 1994.  Since that time, with Mike’s vision and leadership, QCR Holdings has grown to over $1.68 billion in total assets, with banking charters in the Quad Cities, Cedar Rapids and Rockford markets, and an equipment leasing division in Milwaukee, Wisconsin.

Active in the community and the banking industry, Bauer currently serves on the Board of Directors of St. Ambrose University and the Illowa Council of Boy Scouts of America, and is the current Chairman of Davenport One.  Mike has won many awards throughout his distinguished career.  He (along with Doug Hultquist) won the Ernst & Young Entrepreneur of the Year in 1998, and the pair was also inducted into the Junior Achievement Business Hall of Fame in 2002.  In recognition of his vast community service, Bauer was also awarded the Modern Woodmen William B. Foster Award in 1998.

Mike and has wife Judy, live in Davenport, Iowa and have three grown children, Kathleen (husband Mark) and granddaughter Robyn, Timothy and Gregory.

ABOUT QCR HOLDINGS, INC. QCR Holdings, Inc. is a relationship driven organization headquartered in Moline, IL.  It is a multi-bank holding company which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks, Quad City Bank and Trust Company (opened 1994), Cedar Rapids Bank and Trust Company (opened 2001), and Rockford Bank and Trust Company (opened 2005).  The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., and commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, WI.  The Common Stock of QCR Holdings, Inc. is traded on the NASDAQ Capital Market under the symbol of QCRH.

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